MIDDLESEX WATER COMPANY REPORTS THIRD QUARTER
2011 OPERATING RESULTS

November 4, 2011-- ISELIN, NJ -- Middlesex Water Company (NASDAQ: MSEX) ("Middlesex" or the "Company") today reported third quarter operating revenues of $28.7 million compared to $29.6 million for the same period in 2010.  Net income for the quarter decreased to $5.1 million from $5.7 million in the same quarter of 2010.   Earnings per basic and diluted share for the quarter were $0.33 and $0.32 per share, compared to $0.37 and $0.36 for the same period in 2010.  For the nine months ended September 30, 2011, revenues were $78.8 million, as compared to $77.8 million for the same period in 2010, and net income decreased to $11.4 million from $11.7 million for the same period in 2010. Earnings per basic and diluted share for the nine months ended September 30, 2011 were $0.72 per share, compared to $0.81 and $0.80 for the same period in 2010.

Third Quarter Operating Results

Cooler temperatures and abnormally high precipitation in the third quarter of 2011 contributed to decreased water consumption revenue of $0.9 million across all customer classes in our New Jersey and Delaware systems, as compared to the same period in 2010.

Middlesex Water Company Chairman, President and CEO, Dennis W. Doll, said, “The cooler temperatures and one of the wettest months of August on record had a significant impact on customer water consumption patterns with respect to outdoor water use.  Hurricane Irene, which battered much of the East Coast during August, contributed to the decline in customers’ consumption.  Our contingency planning and other preparations helped us to overall maintain reliable service for our customers during the hurricane despite a loss of electric power for a prolonged period at key water production and wastewater collection facilities.  With all these unusual weather-related operating challenges however, we continued to build on our enterprise-wide technology platform, further improve certain business processes and keep focused on important initiatives to further grow shareholder value throughout the quarter,” added Doll.

Operation and maintenance expenses for the three months ended September 30, 2011 increased $0.6 million from the same period in 2010.    This was attributable primarily to an increase in employee healthcare and post retirement benefit plan expenses of $0.5 million and increased net costs of $0.1 million related to the implementation of our technology platform.

Nine Month Operating Results

Consolidated operating revenues for the nine months ended September 30, 2011 increased $1.0 million from the same period in 2010.  $0.7 million of the increase was due to the full effect of the base rate increase for the Middlesex system in New Jersey of 13.5%, which went into effect in late March 2010, and $0.3 million was the result of a scheduled increase in the fixed-fee portion of revenues under our operating contract with the City of Perth Amboy, New Jersey.  Operation and maintenance expenses increased $1.6 million from the same period in 2010, due mostly to higher labor and benefits costs.  Net income decreased $0.3 million to $11.4 million from $11.7 million from the same period in 2010.  Basic and diluted earnings per share for the nine months were $0.72, compared to $0.81 and $0.80 in 2010.  The decline in earnings per share was due to lower net income, as well as a higher average number of shares outstanding in 2011, due to the Company's public offering of 1.9 million shares of common stock in June 2010.

Board Increases Quarterly Dividend

The Company's Board of Directors approved an increase in the quarterly cash dividend on common stock to $0.1850 from $0.1825.   The new dividend rate is payable December 1, 2011 to shareholders of record as of November 15, 2011. This dividend increase raises the annual dividend to $0.74 from $0.73 per share of common stock and represents the 39th consecutive year of annual dividend increases.

About Middlesex Water Company

Middlesex Water Company, organized in 1897, provides regulated and unregulated water and wastewater utility services primarily in New Jersey and Delaware through various subsidiary companies. For additional information regarding Middlesex Water Company including information about the Company's Dividend Reinvestment and Common Stock Purchase Plan, visit the Company's Web site at www.middlesexwater.com or call (732) 634-1500.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:
Bernadette Sohler, Vice President – Corporate Affairs
Middlesex Water Company
1500 Ronson Road
Iselin, New Jersey  08830
(732) 638-7549
www.middlesexwater.com

MIDDLESEX WATER COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Operating Revenues	$28,671	$29,585	$78,769	$77,768

Operating Expenses:
Operations and Maintenance	14,667	14,036	42,760	41,205
Depreciation	2,421	2,387	7,250	6,827
Other Taxes	3,067	3,141	8,737	8,532

Total Operating Expenses	20,155	19,564	58,747	56,564

Operating Income	8,516	10,021	20,022	21,204

Other Income (Expense):
Allowance for Funds Used During Construction	235	143	626	785
Other Income	759	172	1,118	532
Other Expense	(20)	(129)	(180)	(181)

Total Other Income, net	974	186	1,564	1,136

Interest Charges	1,703	1,819	4,631	5,125

Income before Income Taxes	7,787	8,388	16,955	17,215

Income Taxes	2,644	2,652	5,557	5,495

Net Income	5,143	5,736	11,398	11,720

Preferred Stock Dividend Requirements	52	52	155	156

Earnings Applicable to Common Stock	$5,091	$5,684	$11,243	$11,564

Earnings per share of Common Stock:
Basic	$0.33	$0.37	$0.72	$0.81
Diluted	$0.32	$0.36	$0.72	$0.80

Average Number of
Common Shares Outstanding :
Basic	15,622	15,518	15,599	14,350
Diluted	15,885	15,781	15,862	14,613

Cash Dividends Paid per Common Share	$0.1825	$0.1800	$0.5475	$0.5400